Exhibit 2

Oi S.A. – In Judicial Reorganization Corporate Taxpayer’s ID (CNPJ/MF) No. 76.535.764/0001-43 Company Registry (NIRE) No. 33.3.0029520-8 Publicly-held Company

MATERIAL FACT

Approval of the Judicial Reorganization Plan

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), pursuant to Article 157, paragraph 4 of Law 6404/76, under CVM Instruction 358/02 and in addition to the Material Facts dated November 29, 2017 and December 12, 2017, informs its shareholders and the market in general that, on this date, the creditors of the Company and its subsidiaries Oi Móvel S.A. – In Judicial Reorganization, Telemar Norte Leste S.A. – In Judicial Reorganization, Copart 4 Participações S.A. – In Judicial Reorganization, Copart 5 Participações S.A. – In Judicial Reorganization, Portugal Telecom International Finance BV – In Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization (together, the “Reorganization Entities”), in the General Creditors Meeting, approved the Judicial Reorganization Plan (“Plan”), including negotiated changes, pursuant to Article 45 of Law No. 11,101/2005. The Plan will be submitted for approval to the 7th Corporate Court of the District of the Capital of Rio de Janeiro, under the terms of the law.

The Board of Executive Officers believes that the approved Plan serves all stakeholders in a balanced manner and guarantees the operational viability and sustainability of the Reorganization Entities, allowing Oi to invest in improvements of the quality of its fixed and mobile telephony, broadband and pay TV services and to get stronger by the end of this process.

The entirety of the approved Plan will be available to shareholders at the Company’s headquarters and for download on its website (www.oi.com.br/ri) and also on the website of Justice Tribunal of Rio de Janeiro (www.tjrj.jus.br) as soon as it is filed with the 7th Corporate Court of the District of the Capital of Rio de Janeiro for the Court’s approval, together with the minutes of the General Creditors Meeting of the Reorganization Entities initiated on December 19, 2017. Copies of this material will also be available on the CVM’s Empresas.NET System (www.cvm.gov.br), in addition to the website of B3 S.A. – Brasil, Bolsa, Balcão (www.bmfbovespa.com.br), and an English translation will also be sent, as soon as possible, to the US Securities and Exchange Commission pursuant to Form 6-K, also after the aforementioned filing of the Plan with the Court.

Exhibit 2

The Company will keep its shareholders and the market informed of the development of the matter addressed in this Material Fact.

Rio de Janeiro, December 20, 2017.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer and Officer